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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*

                        PAREXEL International Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   699462 10 7
                         ------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 9 pages

-------------------------                         ------------------------------
 CUSIP NO.  699462 10 7              13G                PAGE  2  OF  9  PAGES
            -----------                                      ---    ---
-------------------------                         ------------------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


       Josef H. von Rickenbach
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  [ ]
                                                            (b)  [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Switzerland
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              75,361
      NUMBER OF          -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               297,029
         EACH            -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                 75,361
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              297,029
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       372,390
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       Less than 5%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                         ------------------------------
 CUSIP NO.  699462 10 7              13G                PAGE  3  OF  9  PAGES
            -----------                                      ---    ---
-------------------------                         ------------------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       The Josef H. von Rickenbach Grantor Retained Annuity Trust dated 11/17/95
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)[ ]
                                                                    (b)[ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Massachusetts
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              0
      NUMBER OF          -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               297,029
         EACH            -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                 0
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              297,029
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       297,029
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       Less than 5%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

     NOTE: This Statement on Schedule 13G is being filed on behalf of (i) The Josef H. Von Rickenbach Grantor Retained Annuity Trust dated 11/17/95; and (ii) Josef H. Von Rickenbach.

ITEM 1.

         (a)      NAME OF ISSUER
                  --------------

                  PAREXEL International Corporation

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                  -----------------------------------------------
                  195 West Street
                  Waltham, MA  02154

ITEM 2.

         ITEM 2(a)                    ITEM 2(b)                      ITEM 2(c)
         ---------                    ---------                      ---------
                                                                    CITIZENSHIP
                                                                    -----------
 NAME OF PERSON FILING                ADDRESS                       OR PLACE OF
 ---------------------                -------                       -----------
                                                                   ORGANIZATION
                                                                   ------------

The Josef H. von Rickenbach       c/o Josef von Rickenbach         Massachusetts
Grantor Retained Annuity Trust    PAREXEL International
dated 11/17/95 (the "GRAT")       Corporation
                                  195 West Street
                                  Waltham, MA  02154

Josef H. Von Rickenbach           PAREXEL International            Switzerland
("Mr. von Rickenbach")            Corporation
                                  195 West Street
                                  Waltham, MA  02154

ITEM 2(d).

         TITLE OF CLASS OF SECURITIES
         ----------------------------

         Common Stock, $.01 par value

ITEM 2(e).

         CUSIP NUMBER
         ------------
         699462 10 7

                               Page 4 of 9 pages

ITEM 3.  If this statement is filed pursuant to rule 13d-1(b), or 13(d)-2(b),
         --------------------------------------------------------------------
         check whether the person filing is a:
         -------------------------------------
         (a)    ---   Broker or Dealer registered under Section 15 of the
                      Securities Exchange act of 1934 ("the Act").

         (b)    ---   Bank as defined in Section 3(a)(6) of the Act.

         (c)    ---   Insurance Company as defined in Section 3(a)(19) of the
                      Act.

         (d)    ---   Investment Company registered under Section 8 of the
                      Investment Company Act of 1940.

         (e)    ---   Investment adviser registered under Section 203 of the
                      Investment Advisers Act of 1940.

         (f)    ---   Employee Benefit Plan, Pension Fund which is subject to
                      the provision of the Employee Retirement Income Security
                      Act of 1974 or endowment Fund; see Rule
                      13-d(b)(1)(ii)(F) of the Act.

         (g)    ---   Parent Holding company, in accordance with Rule
                      13(d)-1(b)(ii)(G) of the Act.

         (h)    ---   Group, in accordance with rule 13d-1(b)(ii)(H) of the
                      Act.

         None of the above.

ITEM 4.  OWNERSHIP.
         ----------

(a)      AMOUNT BENEFICIALLY OWNED
         -------------------------

         As of December 31, 1996, each of the following is the holder of record of the number of shares of Common Stock set forth next to his or its name.

         The GRAT                    297,029 shares
         Mr. von Rickenbach           45,361 shares

         In addition, in his capacity as Trustee of the GRAT, Mr. von Rickenbach may be deemed to own beneficially an aggregate of 297,029 shares held in the GRAT. Furthermore, Mr. von Rickenbach may be deemed to own beneficially 30,000 shares that are subject to immediately exercisable stock options.

(b)      PERCENT OF CLASS
         ----------------

         the GRAT                   Less than 5%
         Mr. von Rickenbach         Less than 5%

                               Page 5 of 9 pages

(c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
         ---------------------------------------------

         (i)      sole power to vote or direct the vote:
                  --------------------------------------

                  The GRAT                          0
                  Mr. von Rickenbach           75,361

         (ii)     shared power to vote or direct the vote:
                  ----------------------------------------

                  The GRAT                    297,029
                  Mr. von Rickenbach          297,029

         (iii)    sole power to dispose or to direct the disposition of:
                  ------------------------------------------------------

                  The GRAT                          0
                  Mr. von Rickenbach           75,361

         (iv)     shared power to dispose or to direct the disposition of:
                  --------------------------------------------------------

                  The GRAT                    297,029
                  Mr. von Rickenbach          297,029

     Each of Mr. von Rickenbach and the GRAT expressly disclaims beneficial ownership of any shares of Common Stock of PAREXEL International Corporation, except any shares held directly of record or any shares in which they have an actual pecuniary interest.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                  ---------------------------------------------

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
                  securities, check the following.   [X]

                  Each of the GRAT and Mr. von Rickenbach have ceased to own beneficially more than 5% of the Common Stock of PAREXEL International Corporation.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  --------------------------------------------------------
                  PERSON.
                  -------

                  Not applicable.

ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                  ---------------------------------------------------------
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  -------------------------------------------------------------
                  COMPANY.
                  --------

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                  ----------------------------------------------------------

                  Not applicable. Mr. von Rickenbach and the GRAT expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(1)(ii)(H).


                               Page 6 of 9 pages

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  -------------------------------

                  Not applicable.

ITEM 10.          CERTIFICATION.
                  --------------

                  Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

     Attached as EXHIBIT 1 hereto is a Joint Filing Agreement executed by each of the filing persons pursuant to Rule 13-1(f) under Section 13(d) of the Act.

                               Page 7 of 9 pages

                                    SIGNATURE
                                    ---------


     After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1997

THE JOSEF H. VON RICKENBACH GRANTOR
RETAINED ANNUITY TRUST

     /s/ Josef H. von Rickenbach
By:--------------------------------
         Josef H. von Rickenbach
         Trustee


     /s/ Josef H. von Rickenbach
   --------------------------------
         Josef H. von Rickenbach

                               page 8 of 9 pages

                                                                       EXHIBIT 1
                                                                       ---------


                            JOINT FILING AGREEMENT OF
           THE JOSEF H. VON RICKENBACH GRANTOR RETAINED ANNUITY TRUST
                           AND JOSEF H. VON RICKENBACH


     The undersigned hereby agree that the Schedule 13G with respect to the securities of PAREXEL International Corporation, dated as of even date herewith is filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended.

Dated: February 12, 1997

THE JOSEF H. VON RICKENBACH GRANTOR
RETAINED ANNUITY TRUST

By:  /s/ Josef H. von Rickenbach
   --------------------------------
         Josef H. von Rickenbach
         Trustee


     /s/ Josef H. von Rickenbach
   --------------------------------
         Josef H. von Rickenbach














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